Exhibit 10.2
AMERICAN NATIONAL INSURANCE COMPANY
AMENDED AND RESTATED 1999 STOCK AND INCENTIVE PLAN
I. PURPOSE
The purpose of the AMERICAN NATIONAL INSURANCE COMPANY AMENDED AND RESTATED 1999 STOCK AND INCENTIVE PLAN (the “Plan”) is to provide a means through which American National Insurance Company, a Texas corporation (the “Company”), and its subsidiaries may attract able persons to enter the employ or become directors or consultants of the Company and to provide a means whereby those persons upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and their desire to remain in its employ or as directors or consultants. A further purpose of the Plan is to provide such persons with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, the Plan provides for granting Incentive Stock Options, non-qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards, Other Stock-Based Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular person as provided herein.
II. DEFINITIONS
The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:
(a) “Award” means, individually or collectively, as applicable, any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, or Other Stock-Based Award.
(b) “Board” means the Board of Directors of the Company.
(c) “Change of Control” of the Company occurs if: (i) there is a change in ownership in the Company’s outstanding securities after the date of approval of this Plan which causes any person other than The Moody Foundation to become the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s outstanding securities then entitled to vote for the election of directors; (ii) the sale of all or substantially all of the assets of the Company is consummated; or (iii) any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of an event described in clause (i) above, is consummated.
(d) “Code” means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulations under such section.

(e) “Committee” shall mean the committee charged with administration of the Plan pursuant to Article IV(a) hereof.
(f) “Common Stock” means the common stock, par value $1.00 per share, of the Company.
(g) “Company” means American National Insurance Company.
(h) “Consultant” means an individual or entity serving the Company as an independent contractor and selected by the Committee to participate in the Plan.
(i) “Director” means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law, including an individual appointed as an advisory director by the Board.
(j) An “employee” means any person (including a Director) in an employment relationship with the Company or any subsidiary corporation (as defined in section 424 of the Code).
(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(l) “Fair Market Value” means, if the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the closing price of Common Stock on such day as the determination is made or on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.
(m) “Holder” means an employee, a Consultant, or a non-employee Director who has been granted an Award.
(n) “Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.
(o) “Option” means an Award granted under paragraph VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options which do not constitute Incentive Stock Options to purchase Common Stock.
(p) “Option Agreement” means a written agreement between the Company and a Holder with respect to an Option.
(q) “Other Stock-Based Award” means an Award granted under paragraph XI of the Plan.

(r) “Other Stock-Based Award Agreement” means a written agreement between the Company and a Holder with respect to an Other Stock-Based Award.
(s) “Performance Award” means an Award granted under paragraph X of the Plan.
(t) “Performance Award Agreement” means a written agreement between the Company and a Holder with respect to a Performance Award.
(u) “Person” means a natural person, company, whether or not incorporated, partnership, limited partnership, joint venture, syndicate or any other group formed or used for the purpose of acquiring, holding or disposing of securities.
(v) “Plan” means the American National Insurance Company Amended and Restated 1999 Stock and Incentive Plan, as may be further amended from time to time.
(w) “Restricted Stock Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.
(x) “Restricted Stock Award” means a restricted stock Award granted under paragraph IX of the Plan.
(y) “Restricted Stock Unit Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Unit Award.
(z) “Restricted Stock Unit Award” means a restricted stock unit Award granted under paragraph IX of the Plan.
(aa) “Spread” means in the case of a Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of a share of Common Stock on the date such right is exercised over the exercise price specified in the Stock Appreciation Rights Agreement of such Stock Appreciation Right.
(bb) “Stock Appreciation Right” means an Award granted under paragraph VIII of the Plan.
(cc) “Stock Appreciation Rights Agreement” means a written agreement between the Company and a Holder with respect to an Award of Stock Appreciation Rights.
(dd) “Substitute Award” means an award granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company.
III. EFFECTIVE DATE AND DURATION OF THE PLAN
The Plan shall be effective as of February 25, 1999, the date it is approved by the shareholders of the Company. No further Awards may be granted under the Plan after February 24, 2019. The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired or the Plan has been terminated pursuant to Article XIII.

IV. ADMINISTRATION OF THE PLAN
(a) The Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee as may be appointed by the Board from time to time for the purpose of administering this Plan; provided, however, that such committee shall consist of two or more members of the Board, each of whom shall qualify as a “Non-employee Director” within the meaning of Rule 16b-3 of the Exchange Act and as an “independent director” under applicable stock exchange or interdealer quotation system rules, and also qualify as an “outside director” within the meaing of Section 162(m) of the Code and regulations pursuant thereto.
(b) Powers. Subject to the provisions of the Plan, the Committee shall have full and sole authority, in its sole and absolute discretion, to determine which employees, Consultants or Directors, if any, shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option, non-qualified Option or Stock Appreciation Right shall be granted, the number of shares of Common Stock which may be issued under each Option, Stock Appreciation Right, Restricted Stock Award, or Restricted Stock Unit Award, the value of each Performance Award and Other Stock-Based Award and all other terms and conditions of an Award. The Committee shall also have full and sole authority, in its sole and absolute discretion, to amend an outstanding Award to change the exercise price or other value stated in an Award, to accelerate vesting, to cause restrictions to lapse, to cause it to become exercisable or satisfiable, or to alter any of the other terms of the Award in any manner that the Committee determines is necessary or desirable. In making such determinations the Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contribution to the Company’s success, and such other factors as the Committee, in its sole and absolute discretion, shall deem relevant.
(c) Additional Powers. The Committee shall have such additional powers as are provided by the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions, and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary and advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award in the manner and to the extent it shall deem appropriate. The determinations of the Committee on all matters relating to the Plan, including, but not limited to the matters referred to in this Paragraph IV, shall be conclusive.

V. GRANT OF AWARDS; SHARES SUBJECT TO THE PLAN
(a) Stock Grant and Award Limits. The Committee may from time to time grant Awards to one or more individuals determined by it to be eligible for participation in the Plan in accordance with the provisions of paragraph VI. Subject to paragraph XII, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 2,900,000 shares. Shares shall be deemed to have been issued under the Plan only (i) to the extent actually issued and delivered pursuant to an Award or (ii) to the extent an Award granted under paragraph VII, VIII, IX or XI prior to April 24, 2009, is settled in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award. Shares of Common Stock issued under Substitute Awards shall not reduce the maximum number of shares of Common Stock available for issuance under the Plan. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option which does not constitute an Incentive Stock Option.
(b) Code Section 162(m) Award Limits. Subject to paragraph XII, the total number of shares of Common Stock for which Options and Stock Appreciation Rights may be granted to any employee during any year shall not exceed 200,000 shares in the aggregate; the total number of shares of Common Stock with respect to which full-value Awards denominated in stock that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code may be granted to any employee during any year shall not exceed 200,000 shares in the aggregate; and the maximum aggregate payout to any employee during any year with respect to Awards denominated in cash that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code shall not exceed $15,000,000 in the aggregate.
(c) Stock Offered. The stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company.
VI. ELIGIBILITY
Awards made pursuant to paragraphs VII, VIII, IX, X and XI may be granted only to persons who, at the time of grant, are employees, Consultants, or Directors. Notwithstanding the foregoing, Incentive Stock Options granted under paragraph VII may only be granted to employees of the Company, its parent or subsidiary corporation. An Award made pursuant to paragraphs VII, VIII, IX, X, or XI may be granted on more than one occasion to the same person and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, or an Option which is not an Incentive Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award, an Other Stock-Based Award or any combination thereof.
VII. STOCK OPTIONS
(a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant but shall in no event exceed ten years.
(b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

(c) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under Section 422 of the Code. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) or by withholding shares of Common Stock which otherwise would be acquired on exercise having a Fair Market Value equal to such Option price. Moreover, an Option Agreement may provide for a “broker-assisted cashless exercise” of the Option pursuant to such procedures as the Company determines to be appropriate; provided however, that such procedures shall not allow a Holder to exercise an Option with Common Stock held for less than six months. Such Option Agreement may also include, without limitation, provisions relating to the termination of employment or service as a Consultant or a Director (by retirement, disability, death, or otherwise) of a Holder or a Change of Control. The terms and conditions of the respective Option Agreements need not be identical.
(d) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, and such purchase price shall be subject to adjustment as provided in paragraph XII; provided that, except in the case of Substitute Awards, the exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted. The Option or portion thereof may be exercised by delivery of’ an irrevocable notice of exercise to the Company. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option which does not constitute an Incentive Stock Option.
(e) Shareholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a shareholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder’s name.
(f) Special Limitations on Incentive Stock Options. If the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options (including all Incentive Stock Options granted under all plans of the Company and its parent and subsidiary corporations) are exercisable for the first time by an individual during any calendar year exceeds $100,000, then the portion becoming so exercisable during such calendar year in excess of such $100,000 shall be treated as options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an optionee’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the optionee of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, if any, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

VIII. STOCK APPRECIATION RIGHTS
(a) Stock Appreciation Rights. A Stock Appreciation Right is the right to receive an amount equal to the Spread with respect to a share of Common Stock upon the exercise of such Stock Appreciation Right. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case the Option Agreement will provide that exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised. Alternatively, Stock Appreciation Rights may be granted independently of Options, in which case each Award of Stock Appreciation Rights shall be evidenced by a Stock Appreciation Rights Agreement which shall contain such terms and conditions as may be approved by the Committee including without limitation all applicable matters set forth with specificity in paragraph VII with respect to Options. The terms and conditions of the respective Stock Appreciation Rights Agreements need not be identical. The Spread with respect to a Stock Appreciation Right may be payable in the sole discretion of the Committee either in cash, shares of Common Stock with a Fair Market Value equal to the Spread or in a combination of cash and shares of Common Stock.
(b) Exercise Price. The exercise price of each Stock Appreciation Right shall be determined by the Committee, but the amount of such exercise price shall be subject to (i) paragraph VII (d) and (ii) adjustment as provided in paragraph XII; provided that, except in the case of Substitute Awards, the exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted.
(c) Exercise Period. The term of each Stock Appreciation Right shall be as specified by the Committee at the date of grant but shall in no event exceed ten years.
(d) Limitations on Exercise of Stock Appreciation Right. A Stock Appreciation Right shall be exercisable in whole or in such installments and at such times as determined by the Committee.
IX. RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS
(a) Restriction Period To Be Established by the Committee. At the time a Restricted Stock or Restricted Stock Unit Award is made, the Committee shall establish a period of time (the “Restriction Period”) applicable to such Award. Each Restricted Stock and Restricted Stock Unit Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Stock Award shall not be changed except as permitted by paragraph IX(b) or paragraph XII.

(b) Other Terms and Conditions of Restricted Stock Awards. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to receive dividends during the Restriction Period, to vote Common Stock subject thereto and to enjoy all other shareholder rights except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Restriction Period shall have expired, (ii) the Company shall retain custody of the stock during the Restriction Period, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock during the Restriction Period, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award.
(c) Other Terms and Conditions of Restricted Stock Unit Awards. Restricted Stock Units shall consist of units for one or more shares of Common Stock that are not issued until the completion of the Restriction Period. Restricted Stock Units may be settled in the sole discretion of the Committee in shares of Common Stock or cash. Until the shares of Common Stock are issued, no right to vote or any other rights as a stockholder shall exist with respect to the units to acquire shares of Common Stock. The Committee in its sole discretion may provide in a Restricted Stock Unit Agreement for the right to receive dividend equivalents and may provide for such dividend equivalents to be paid currently or accumulated until the vesting conditions have been met.
(d) Other Terms and Conditions of Restricted Stock and Restricted Stock Unit Awards. The Committee may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to Restricted Stock and Restricted Stock Unit Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Consultant or a Director (by retirement, disability, death, or otherwise) of a Holder or a Change of Control prior to expiration of the Restriction Period. Such additional terms, conditions, or restrictions shall be set forth in a Restricted Stock or Restricted Stock Unit Agreement made in conjunction with the Award.
(e) Payment for Restricted Stock and Restricted Stock Units. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock or Restricted Stock Unit Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock or Restricted Stock Unit Award, except to the extent otherwise required by law.
(f) Agreements. At the time any Award is made under this Article IX, the Company and the Holder shall enter into a Restricted Stock or Restricted Stock Unit Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Agreements need not be identical.

X. PERFORMANCE AWARDS
(a) Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, a performance period over which performance shall be measured.
(b) Performance Awards. Performance Awards may be denominated in cash or stock. For each performance period, the Committee shall establish the target number of shares of Common stock or dollar value underlying each Performance Award and, if applicable, contingent values which may vary depending on the degree to which performance measures established by the Committee are met.
(c) Performance Measures. A Performance Award shall be awarded to an employee, a Consultant, or a Director contingent upon future performance of the Company or any subsidiary, division, or department thereof by or in which he is employed (if applicable) during the performance period. Except as provided in (d) below, the Committee shall establish the performance measures applicable to such performance prior to the beginning of the performance period but subject to such later revisions as the Committee shall deem appropriate to reflect significant, unforeseen events, or changes.
(d) Section 162(m) Performance-Based Awards. When the Committee desires a Performance Award to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish the performance measures prior to or within 90 days of the beginning of the performance period or at such other date as may be permitted or required for the Performance Award to qualify as “performance-based compensation” under Section 162(m) of the Code, and not later than after 25 percent of such performance period has elapsed. As determined by the Committee, the performance measures for any performance period will be any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles (i) cash flow (including operating cash flow or free cash flow), (ii) cash position, (iii) revenue (on an absolute basis or adjusted for currency effects), (iv) revenue growth, (v) contribution margin, (vi) gross margin, (vii) operating margin (viii) operating expenses or operating expenses as a percentage of revenue, (ix) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (x) earnings per share, (xi) operating income, (xii) net income, (xiii) stock price, (xiv) return on equity, (xv) total stockholder return, (xvi) growth in stockholder value relative to a specified publicly reported index (such as the S&P 500 Index), (xvii) return on capital, (xviii) return on assets or net assets, (xix) return on investment, (xx) economic value added, (xxi) operating profit or net operating profit, (xxii) operating margin, (xxiii) market share, (xxiv) overhead or other expense reduction, (xxv) credit rating, (xxvi) objective customer indicators, (xxvii) new product invention or innovation, (xxviii) improvements in productivity, (xxix) attainment of objective operating goals, (xxx) objective employee metrics, (xxxi) earned and written premiums of the Company and subsidiaries, either on a consolidated or individual basis, (xxxii) timeliness of reports, (xxxiii) statutory reserves, (xxxiv) consolidated total annual revenues, (xxxv) return on equity from insurance lines, (xxxvi) adjusted consolidated after-tax GAAP income; (xxxvii) weighted direct earned premium, (xxxviii) shared services controllable costs, (xxxix) Multiple Line direct earned premium, (xl) Multiple Line direct written property and casualty premium, (xli) Multiple Line after-tax GAAP profit, (xlii) Multiple Line weighted life and annuity premium sales, (xliii) American National Property and Casualty Company profit, (xliv) profit of Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company, (xlv) Independent Marketing Group life weighted direct earned premium, (xlvi) Independent Marketing Group Annuity Statutory Reserves, (xlvii) Independent Marketing Group Marketing Expense Ratio, (xlviii) Independent Marketing Group profit before Federal Income Tax, (xlix) life target premiums, (l) annuity sales, (li) mutual fund sales, and (lii) total corporate return on equity. The Committee may adjust the performance measures as it deems equitable in recognition of unusual or non-recurring events affecting the Corporation, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine but only to the extent such adjustments would be permitted under Section 162(m). As soon as practicable after the end of a performance period and prior to any payment, the Committee shall certify in writing the Performance Awards which have been earned on the basis of performance in relation to the established Performance Goals.
(e) Payment. Following the end of the performance period, the Holder of a Performance Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, based on the achievement of the performance measures for such performance period, as determined by the Committee. Payment of a Performance Award may be made in cash, Common Stock, or a combination thereof as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee in the Award Agreement. Any payment of a cash denominated award to be made in Common Stock and any payment of a stock denominated award to be made in cash shall be based on the Fair Market Value of the Common Stock on the payment date.
(f) Termination of Employment. A Performance Award shall terminate if the Holder does not remain continuously in the employ of the Company (or in service as a Consultant or a Director) at all times during the applicable performance period, except as may be determined by the Committee or as may otherwise be provided in the Award at the time granted.
(g) Agreements. At the time any Award is made under this Article X, the Company and the Holder shall enter into a Performance Award Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective agreements need not be identical.
XI. OTHER STOCK-BASED AWARDS
Other Stock-Based Awards. Other Stock-Based Awards may be awarded, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, purchase rights, convertible or exchangeable debentures, or other rights convertible into shares of Common Stock and awards valued by reference to the value of securities of or the performance of specified Subsidiaries. Other Stock-Based Awards, including unrestricted stock, may be awarded either alone or in addition to or in tandem with any other awards under the Plan or any other plan of the Company. The terms and conditions of each Other Stock-Based Award shall be specified by the Committee, in its sole discretion, and shall be set forth in a written agreement in such form as the Committee shall approve from time to time.

XII. RECAPITALIZATION OR REORGANIZATION
(a) The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.
(b) If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of an Award theretofore granted, the Holder shall be entitled to (or entitled to purchase, if applicable) under such Award in lieu of the number of shares of Common Stock then covered by such Award, the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Award.
(c) Unless otherwise provided by the Committee in an Award agreement, in the event of a Change of Control, all outstanding Awards shall immediately vest and become exercisable or satisfiable, as applicable; provided that, with respect to Performance Awards vesting may be prorated for services performed prior to the Change of Control at the level of performance actually achieved or, if the Company is unable to determine the level of performance, at target. The Committee, in its discretion, may determine that upon the occurrence of a Change of Control, each Award outstanding hereunder shall terminate within a specified number of days after notice to the Holder, and such Holder shall receive, with respect to each share of Common stock subject to such Award, cash in the amount equal to the excess of (i) the value of the consideration to be received in connection with such Change of Control for one share of Common Stock or, in the absence of such consideration, the Fair Market Value of such share of Common Stock immediately prior to the Change of Control over (ii) the exercise price per share, if applicable, of Common Stock set forth in such Award. If the consideration offered to the shareholders of the Company in any transaction described in this paragraph consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash. The provisions contained in this paragraph shall not terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Change of Control.

(d) The existence of changes in the outstanding Common Stock by reason of recapitalization, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Article XII, any outstanding Awards and any agreements evidencing such Awards shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Common Stock or other consideration subject to such Awards. In the event of any such change in the outstanding Common Stock, the aggregate number of shares available under the Plan and the Section162(m) individual limits shall be appropriately adjusted by the Committee, whose determination shall be conclusive.
(e) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange, or other disposition of all or any part of its assets or business or any other corporate act or proceeding.
(f) Any adjustment provided for in Subparagraphs (a), (b), (c) or (d) above shall be subject to any required shareholder action.
(g) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.
(h) Notwithstanding anything in this Article XII, an adjustment to an Option or Stock Appreciation Right shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Section 409A of the Code.
XIII. AMENDMENT AND TERMINATION OF THE PLAN
The Committee in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted. The Committee shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without consent of the Holder and provided, further, that the Committee may not, without approval of the shareholders, amend the Plan:
(a)	to increase the maximum number of shares for which Options granted under this Plan may be exercised, except as provided in paragraph XII;
(b)	to extend the maximum period during which Awards may be granted under the Plan; and
(c)	to effect any other change in the terms of the Plan that requires shareholder approval under the Nasdaq Marketplace Rules or other applicable laws or regulations.

XIV. MISCELLANEOUS
(a) No Right To An Award. Neither the adoption of the Plan by the Company nor any action of the Committee shall be deemed to give an employee, Director or Consultant any right to be granted an Award to purchase Common Stock, a right to a Stock Appreciation Right, a Restricted Stock Award, a Performance Award, or an Other Stock-Based Award, or any of the rights hereunder except as may be evidenced by an Award or by an Option Agreement, Stock Appreciation Rights Agreement, Restricted Stock Agreement, a Performance Award Agreement or an Other Stock-Based Award Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.
(b) No Employment Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment (or services as a Consultant or a Director, in accordance with applicable law) at any time.
(c) Other Laws; Withholding. No shares of stock issuable under the Plan shall be issued and no certificate therefor delivered unless and until, in the opinion of legal counsel for the Company, such securities may be issued and delivered without causing the Company to be in violation of or to incur any liability under any federal, state, or other securities law, or any other requirement of law, or of any regulatory body having jurisdiction over the Company. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct from all amounts paid to a Holder (whether under this Plan or otherwise) any amount of taxes required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Company to satisfy the minimum tax withholding required under the laws of any country, state, province, city, or other jurisdiction. In the case of payments of Awards in the form of Common Stock, at the Committee’s discretion, the Holder shall be permitted to either pay to the Company the minimum amount of any taxes required to be withheld with respect to such Stock by cash or check or, in lieu thereof, to have the Company retain the number of shares of Common Stock whose Fair Market Value equals such minimum amount required to be withheld.

(d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary, or other person shall have any claim against the Company or any subsidiary as a result of any such action.
(e) Governing Law. The Plan shall be construed in accordance with the laws of the State of Texas.
(f) Section 409A. The parties intend that the Plan and Award Agreements shall be interpreted and construed in compliance with Section 409A of the Code (or an exemption) and Treasury Department regulations and other interpretive guidance issued thereunder. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer the Plan so that it will comply with the requirements of Section 409A of the Code, the Company does not represent or warrant that the Plan will comply with Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Company nor any of its subsidiaries, nor its or their respective directors, officers, employees or advisers, shall be liable to any participant (or any other individual claiming a benefit through the participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan.